Exhibit 99.2

Healthpeak Properties™ Announces Pricing of Tender Offer

IRVINE, Calif., June 23, 2020 /PRNewswire/ -- Healthpeak Properties, Inc. (NYSE: PEAK) (“Healthpeak”) announced today the consideration payable in connection with its previously announced tender offer (the “Tender Offer”) to purchase for cash up to an aggregate principal amount of $250,000,000 (the “Aggregate Maximum Tender Amount”) of its 4.250% Senior Notes due 2023 (the “Notes”) as described in the table below.

Title of Note	CUSIP Number	Principal Amount Outstanding	Aggregate Maximum Tender Amount	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Early Tender Premium (1)(2)	Total Consideration (1)(2)
4.250% Senior Notes due 2023	40414LAJ8	$550,000,000	$250,000,000	0.125% UST due 5/15/2023	FIT1	+95 bps	$30	$1,094.93

(1)	Per $1,000 principal amount.
(2)	The Total Consideration for Notes validly tendered prior to or at the Early Tender Time (as defined below) and accepted for purchase is calculated using the applicable Fixed Spread (as set forth in the table above) and is inclusive of the Early Tender Premium (as set forth in the table above).

The Tender Offer was made on the terms and conditions set forth in the Offer to Purchase, dated June 9, 2020, as amended on June 9, 2020 (as the same may be further amended or supplemented, the “Offer to Purchase”). The Tender Offer will expire at 12:00 midnight, New York City Time, at the end of July 7, 2020, unless earlier terminated.

The “Total Consideration” for each $1,000 principal amount of the Notes validly tendered and accepted for purchase pursuant to the Tender Offer was determined in the manner described in the Offer to Purchase by reference to the fixed spread for the Notes specified in the table above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above at 10:00 a.m., New York City Time, today.

Only holders of Notes who validly tendered and did not validly withdraw their Notes at or prior to 5:00 p.m., New York City Time, on June 22, 2020 (such date and time, as it may be extended with respect to a Tender Offer, the “Early Tender Time”) are eligible to receive the Total Consideration for such Notes accepted for purchase. Holders of the Notes will also receive accrued and unpaid interest on their Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the settlement date. Withdrawal rights for the Notes expired at 5:00 p.m., New York City Time, on June 22, 2020. On June 24, 2020, Healthpeak expects to pay for the Notes that were validly tendered prior to or at the Early Tender Time and that are accepted for purchase.

Because the aggregate principal amount of the Notes validly tendered and not validly withdrawn exceeds the Aggregate Maximum Tender Amount, Healthpeak will not accept for purchase all of the Notes that have been validly tendered and not validly withdrawn and will only accept for purchase the Aggregate Maximum Tender Amount of those Notes. Accordingly, the Notes validly tendered and not validly withdrawn will be subject to proration. The Company will use a proration rate of approximately 95% for the Notes. The Notes tendered by a holder will be multiplied by the proration rate and then rounded down to the nearest $1,000 increment.

Since the Tender Offer for the Notes was fully subscribed as of the Early Tender Time, Healthpeak will not accept for purchase any Notes validly tendered after the Early Tender Time.

Information Relating to the Tender Offer

Wells Fargo Securities and Barclays are serving as the dealer managers for the Tender Offer. Investors with questions regarding the Tender Offer may contact Wells Fargo Securities at (704) 410-4759 (collect) or (866) 309-6316 (toll-free) or Barclays at (212) 528-7581 (collect) or (800) 438-3242 (toll-free).

None of Healthpeak or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the trustee with respect to the Notes is making any recommendation as to whether holders should tender any Notes in response to the Tender Offer, and neither Healthpeak nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes and the Tender Offer does not constitute an offer to buy or the solicitation of an offer to sell the Notes in any jurisdiction or in any circumstances in which such offer or solicitation are unlawful. The full details of the Tender Offer are included in the Offer to Purchase. Holders are strongly encouraged to carefully read the Offer to Purchase, including materials incorporated by reference therein, because they contain important information. The Offer to Purchase may be downloaded from Global Bondholder Services Corporation’s website at www.gbsc-usa.com/healthpeak/ or obtained from Global Bondholder Services Corporation, free of charge, by calling toll-free at (866) 470-4500 (bankers and brokers can call collect at (212) 430-3774).

About Healthpeak

Healthpeak Properties, Inc. is a fully integrated real estate investment trust (REIT) and S&P 500 company. Healthpeak owns and develops high-quality real estate in the three private-pay healthcare asset classes of Life Science, Senior Housing and Medical Office, designed to provide stability through the inevitable industry cycles. At Healthpeak, we pair our deep understanding of the healthcare real estate market with a strong vision for long-term growth.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks and uncertainties include, but are not limited to, Healthpeak’s ability to complete the Tender Offer and reduce its outstanding debt within expected time-frames or at all, and other risks and uncertainties described in the Offer to Purchase and in its Securities and Exchange Commission filings. Although Healthpeak believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Healthpeak can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and Healthpeak undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations, except as required by law.

Contact

Barbat Rodgers

Senior Director – Investor Relations

(949) 407-0400